Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-37344) pertaining to the M.A. Hanna 401(k) and Retirement Plan and Trust, of our report dated June 12, 2002, with respect to the financial statements and schedules of the M.A. Hanna Company 401(k) Retirement Plan and Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

Cleveland, Ohio	/s/Ernst & Young LLP

June 24, 2002